                        SECOND AMENDED AND RESTATED

                          AGREEMENT OF PARTNERSHIP

                                    OF

                               DUANE READE




                       dated as of September 25, 1992


SEE PAGE 13 OF THIS AGREEMENT REGARDING THE PLEDGE OF PARTNERSHIP INTERESTS
HEREIN

                              TABLE OF CONTENTS


                                                                        Page
                                                                        ----
ARTICLE 1.  DEFINITIONS, ETC. ...........................................  2
     1.1   Definitions ..................................................  2
     1.2   Accounting Terms and Determinations ..........................  4
     1.3   Capital Account Balances .....................................  4

ARTICLE 2.  GENERAL PROVISIONS ..........................................  5
     2.1   Existence ....................................................  5
     2.2   Name .........................................................
     2.3   Partnership Office ...........................................  5
     2.4   Term .........................................................  5
     2.5   Certificates; Instruments; Actions ...........................  5

ARTICLE 3.  PURPOSES ....................................................  6

ARTICLE 4.  CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS ................  7
     4.1   Capital Contributions ........................................  7
     4.2   Partnership Interests ........................................  8
     4.3   No Additional Capital Contributions ..........................  8
     4.4   Use of Capital Contributions .................................  8

ARTICLE 5.  MANAGEMENT ..................................................  9
     5.1   Management ...................................................  9
     5.2   Actions ......................................................  9
     5.3   Expenses ..................................................... 10
     5.4   Indemnification .............................................. 11
     5.5   Authority .................................................... 11

ARTICLE 6.  ALLOCATIONS ................................................. 12
     6.1   Allocation of Taxable Income or Loss ......................... 12
     6.2   Capital Accounts ............................................. 12

ARTICLE 7.  DISTRIBUTIONS ..............................................  12

ARTICLE 8.  TRANSFER OF PARTNERSHIP INTERESTS ..........................  13
     8.1   No Transfers ................................................  13
     8.2   Certain Successors ..........................................  14

ARTICLE 9.  DISSOLUTION AND TERMINATION ................................  14
     9.1   Dissolution; Withdrawal; Right to Continue ..................  14
     9.2   Winding Up of Partnership's Business ........................  16
     9.3   Continuation of Indemnification .............................  17

ARTICLE 10. ACCOUNTING; TAX ............................................  17
     10.1  Books of Accounts ...........................................  17
     10.2  Tax Returns .................................................  17
     10.3  Information Required for Tax Returns ........................  18

ARTICLE 11. GENERAL ....................................................  18
     11.1  Amendments ..................................................  18
     11.2  Notices and Consents ........................................  18
     11.3  Binding Effects; Benefits ...................................  18
     11.4  Modification; Waiver ........................................  19
     11.5  Entire Agreement ............................................  19
     11.6  Severability ................................................  19
     11.7  Headings ....................................................  19
     11.8  Counterparts ................................................  20
     11.9  Grammatical Construction ....................................  20
     11.10 Governing Law ...............................................  20

                           SECOND AMENDED AND RESTATED

                            AGREEMENT OF PARTNERSHIP

                                      OF

                                 DUANE READE




     SECOND AMENDED AND RESTATED AGREEMENT OF PARTNERSHIP, dated as of September 25, 1992, by and between DABOCO INC., a New York corporation ("Daboco") and DUANE READE INC., a Delaware corporation ("DRI")
(individually, a "Partner" and collectively, the "Partners").

     WHEREAS, Daboco, together with DLR Inc., a New York corporation ("DLR"), and Dajaco Inc., a New York corporation ("Dajaco"), and Duane Reade Corp., a Delaware corporation (the "Corporation"), entered into an Agreement of Partnership, dated as of April 24, 1985 (the "Original Agreement");

     WHEREAS, as of March 31, 1989, the Partnership redeemed the interest of the Corporation in the Partnership and the Original Agreement was amended and restated in its entirety (the "Prior Agreement");

     WHEREAS, as of August 3, 1992, the Prior Agreement was amended by adding a new Section 9.1(d) thereof;

     WHEREAS, as of the date and time of this Agreement, Daboco has contributed one percent (1%) of its interest in the partnership TO DRI, the Partnership has redeemed the interests of DLR and Dajaco in the Partnership (the "Redemptions"), and each of DLR and Dajaco has withdrawn as a general partner of the Partnership under the Original Agreement (the "Withdrawals");

     WHEREAS, as a result of the Redemptions and Withdrawals, the parties hereto desire to amend and restate the Prior Agreement effective as of the date hereof.

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto hereby agree as follows:


                            ARTICLE 1. DEFINITIONS, ETC.


     1.1 Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth in this Section 1.1:

     "Agent." As defined in the Credit Agreement.

     "Agreement." This Second Amended and Restated Agreement of Partnership, as amended from time to time as provided herein.

     "Capital Accounts." As defined in Section 6.2

     "Capital Contributions." As defined in Section 4.1.

     "Certificate." As defined in Section 2.5.

     "Code." The Internal Revenue Code of 1986, or any successor thereto, as amended from time to time.

     "Collateral Agent." As defined in the Credit Agreement.

     "Credit Agreement." The Credit Agreement, dated as of September 24, 1992, among the Partnership, the Partners, financial institutions from time to time party thereto (the "Banks") and Bankers Trust Company as Agent for the Banks, as the same may be amended, modified, supplemented or restated from time to time.

     "Credit Documents." As defined in the Credit Agreement.

     "Event of Dissolution." As defined in Section 9.1.

     "Fiscal Year." A taxable year of the Partnership for purposes of the Code, including a period of less than twelve calendar months which is considered a taxable year for purposes of the Code. The taxable year of the Partnership shall end on December 31.

     "Founder Employment and Consulting Agreements." The Employment and Consulting Agreements, dated as of June 18, 1992, by and between the Partnership and each of Abraham D. Cohen, Eli D. Cohen and Jack D. Cohen.

     "Noncompetition Agreements." The noncompetition agreements set forth in the Withdrawal Agreement and the Founder Employment and Consulting Agreements.

     "Partnership." The general partnership continued under this Agreement.

     "Partnership Pledge Agreement." The Partnership Pledge and Security Agreement dated as of September __, 1992, by the Partners in favor of the Collateral Agent for the benefit of the Secured Creditors (as defined therein), as the same may be amended, modified, supplemented or restated from time to time.

     "Percentage Interest." As defined in Section 4.2.

     "Person." An individual, partnership, corporation, trust, unincorporated association or other entity or association.

     "Reserves." Reserve funds which may be established in the sole discretion of the Partnership for working capital, contingent liabilities, taxes, debt service, repairs, replacements, renewals, capital expenditures or other purposes consistent with this Agreement.

     "Secured Creditors." As defined in the Credit Documents.

     "Senior Note Documents." As defined in the Credit Agreement.

     "Taxable Income or Loss." As to any period, the income or loss, respectively, of the Partnership for such period as determined by the Partnership for purposes of the Code.

     "Withdrawal Agreement." As defined in the Credit Agreement.

     1.2 Accounting Terms and Determinations. All accounting terms used herein and not otherwise defined shall have the meaning accorded to them in accordance with generally accepted accounting principles as in effect from time to time, and, except as expressly provided herein, all accounting determinations shall be made in accordance with generally accepted accounting principles consistently applied.

     1.3 Capital Account Balances. All determinations of capital account balances shall be made in accordance with Article 6 hereof.

                              ARTICLE 2. GENERAL PROVISIONS

     2.1 Existence. Pursuant to the terms of this Agreement, the Partners hereby continue (without any interruption whatsoever in such continuity) the Partnership (giving effect to the Redemptions and the Withdrawals automatically and without further acts) as a general partnership pursuant to the provisions of the partnership law of the State of New York for the purposes and the period and upon the terms and conditions hereinafter set forth.

     2.2 Name. The name of the Partnership is Duane Reade. The Partnership may change its name or adopt such trade or fictitious name for the conduct of its business and affairs as the Partnership may determine.


     2.3 Partnership Office. The Partnership office shall be located at 49-29 30th Place, Long Island City, New York 11101. The Partnership may at any time change its office to another location within or outside the State of New York.

     2.4 Term. The Partnership shall continue until December 31, 2040, unless terminated earlier pursuant to Article 9 hereof; provided that the term of the partnership may be extended at any time and from time to time by written agreement of the Partners.

     2.5 Certificates; Instruments; Actions.

          (a) The Partners have heretofore executed Certificates to do Business (the "Certificates") and, substantially simultaneously with the effectiveness of this Agreement, have caused these Certificates to be filed for recordness in the office of the County Clerk for each of the following jurisdictions:
New York, Queens, Kings and Bronx Counties in the State of New York and
Essex County in the State of New Jersey.

          (b) The Partners shall, and shall cause the Partnership to, execute, deliver, publish, file and record any and all such further documents (including any amendments to any of the Certificates) and take any and all further actions as may be necessary or desirable in connection with the continuation and operation of the Partnership in accordance with the terms of this Agreement.


                          ARTICLE 3. PURPOSES

     The purposes of the partnership shall include, but shall not be limited to, the following: (a) to buy and sell health and beauty aids, prescription drugs, vitamins, cosmetics and fragrances, tobacco products, convenience foods, hosiery and photo processing services and supplies, and to otherwise carry on the business of a pharmacy and convenience store, (b) to purchase, lease or otherwise acquire, mortgage or otherwise encumber, sell or otherwise dispose of or realize upon and generally deal in real property, interests in real property and personal property of any kind or description in connection with the activities described in the preceding clause (a), and (c) to enter into the Credit Agreement and the Credit Documents and any and all documents referred to therein or contemplated thereby to which it is a party, including, but not limited to, the Senior Note Documents and the Withdrawal Agreement and the

Noncompetition Agreements, to perform the obligations of the Partnership thereunder, and to consummate the transactions consummated thereby. Without limiting the generality of the foregoing, the Partnership may carry out its business and accomplish its purposes as principal, whether by or through trustees or agents, along or with associates or as a member of, or as a participant in any firm, association, trust, syndicate or other entity.
The Partnership shall have all such powers as are necessary, appropriate or incidental to the furtherance of the purposes set forth in this Section 3 including, without limitation, the power to incur indebtedness and other obligations (including, without limitation, pursuant to the Credit Documents) and to secure the repayment of any such indebtedness and other obligations with any assets of the Partnership or otherwise and to pay all fees and expenses in connection therewith. Furthermore, the Partnership may enter into any and all such other agreements and to execute such other documents, certificates or instruments and to take any and all further actions which are necessary, desirable, appropriate or incidental to the purposes set forth in this Article 3.

     ARTICLE 4. CAPITAL CONTRIBUTIONS; PARTNERSHIP INTERESTS

     4.1 Capital Contributions. As of the date hereof, each Partner shall be deemed to have made a capital contribution to the Partnership in the amount reflected in such Partner's combined equity accounts on the books of the Partnership, as adjusted through the date and time immediately preceding the

Redemptions and Withdrawals under the Prior Agreement (individually, a "Capital Contribution", and collectively, the "Capital Contribution").

     4.2 Partnership Interests. Daboco shall have a ninety-nine percent (99%) interest in the Partnership, and DRI shall have a one percent (1%) interest in the Partnership (individually, a "Percentage Interest" and collectively, the "Percentage Interests").

     4.3 No Additional Capital Contributions. Except as otherwise provided in this Agreement, or as may be necessary to pay expenses as contemplated herein, or as may be required by any applicable provision of law or the Credit Agreement, no Partner shall at any time be required to make any additional contributions to the Partnership or lend funds to the Partnership and no Partner shall be liable for any assessments by the Partnership. Notwithstanding the contribution of additional capital by any Partner, unless the Partners unanimously agree otherwise, there shall be no change in the Percentage Interest of any Partner pursuant to Section 4.2 above.

     4.4 Use of Capital Contributions. The aggregate amount of all the Capital Contributions shall be available to the Partnership to carry out the purposes and business of the Partnership, other than to make payments under the Withdrawal Agreement and Noncompetition Agreements.

                          ARTICLE 5. MANAGEMENT

     5.1 Management.

          (a) Except as provided in 5.1(b) below, the Partnership and its business shall be managed by and under the direction of the Partners, who shall have full and exclusive power and authority to take any and all actions which are necessary, appropriate or incidental in the judgment of the Partners to the furtherance of the business and purposes of the Partnership.

          (b) Notwithstanding anything herein to the contrary, and in addition to and without limiting any rights or remedies of the Agent herein, under the Partnership Pledge Agreement or in any other instrument, during the continuance of an Event of Default (as defined in the Credit Documents) and upon request, the Partners shall provide the Agent with access to all properties of the Partnership and all books and records related to the business operations of the Partnership. During the continuance of an Event of Default and, upon request, the Partners shall provide the Agent with copies of all notices materially related to the business operations of the Partnership and, if requested by the Agent, the Partnership shall provide a representative of the Agent access to the main office of the Partnership in connection with the exercise of the Agent's rights hereunder and under the Credit Documents.

     5.2 Actions.

          (a) Except as provided in Section 5.2(b), the vote of the Partners owning a majority of the Percentage

Interests shall be necessary to authorize any action to be taken on behalf of and in the name of the Partnership and shall be effective to bind the Partnership for purposes of this Section 5.2.

          (b) Subject to the Credit Documents and notwithstanding anything herein to the contrary, the unanimous consent of the Partners shall be required for (i) the sale, transfer or other disposition of all or substantially all of the assets of the Partnership, (ii) the admission of any new partners and the determination of the Percentage Interest of such partner following such admission, (iii) any non-cash distribution to the Partners by the Partnership, (iv) the incurrence of indebtedness for borrowed money or the guarantee of indebtedness by the Partnership, except
(x) the incurrence of indebtedness or the entering into of guarantees pursuant to the Credit Agreement and the other Credit Documents and (y) as such indebtedness is incurred or guaranteed in the ordinary course of the business of the Partnership or (v) the increase or decrease of the Percentage Interest of any Partner.

     5.3 Expenses. No Partner shall receive any compensation for its services hereunder or be entitled to interest on any portion of its capital contribution to the Partnership or its Capital Account; however, the Partners shall be entitled to reimbursement for all expenses incurred in connection with the management of the business and affairs of the Partnership, including, without limitation, expenses attendant upon transactions negotiated for or entered into on behalf of the

Partnership in accordance with Section 5.1, and the fees and expenses of counsel, accountants and other experts incurred in the course of the performance of its duties under this Agreement.

     5.4 Indemnification. The Partnership shall and does hereby agree to indemnify and hold harmless each Partner, and each controlling person, director, officer, employee or agent of each partner (individually, an "Indemnified Person" and collectively, the "Indemnified Persons"), to the fullest extent permitted by applicable law, from any loss, damage, liability, cost or expense (including attorneys' fees and expenses) arising out of or in connection with any act or failure to act, done or omitted to be done in good faith, by an Indemnified Person on any matter related to or in connection with the Partnership. Any attorneys' fees and expenses incurred in connection with this Section 5.4 shall be paid by the Partnership as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Person to repay such amounts if it is ultimately determined that such Indemnified Person is not entitled to indemnification therefor.

     5.5 Authority.

          (a) Except as provided in Section 5.2(b) of this Agreement, any Partner shall, either directly or indirectly through duly authorized officers, employees or agents of the Partnership or such Partner, as the case may be, as the Partner in question shall appoint, be authorized with its signature alone, to bind the Partnership under, and to execute and deliver on behalf of the Partnership, such documents and instruments as may be necessary, desirable or appropriate to carry out the decisions made by the Partners.

     (b) In dealing with a Partner, no Person shall be required to inquire into its authority to bind the Partnership.


                              ARTICLE 6. ALLOCATIONS

     6.1 Allocation of Taxable Income or Loss.

     Commencing as of the date hereof, Taxable Income or Loss of the Partnership (and items thereof) for any Fiscal Year or other period shall be allocated among the Partners pro rata in accordance with their respective Percentage Interests.

     6.2 Capital Accounts.

          (a) Each Partner shall have a capital account established as of the date of this Agreement (individually, a "Capital Account" and collectively, the "Capital Accounts"). Each Partner's initial Capital Account shall be the amount determined pursuant to Section 4.1.

          (b) The Capital Account of each Partner shall be increased by (i) the amount of any cash or the value of any property subsequently contributed by each Partner to the Partnership, (ii) the amount of any Taxable Income allocated to such Partner pursuant to Section 6.1 and (iii) such Partner's share (determined as though it constituted additional Taxable Income) of any tax-exempt receipts of the Partnership.

          (c) The Capital Account of each Partner shall be reduced by (i) the amount of any Taxable Loss allocated to such Partner pursuant to Section 6.1, (ii) the amount of all distribu-tions to such Partner and (iii) such Partner's share (determined as though it constituted an additional deductible item) of any expenditures described in
Section 705(a)(2)(B) of the Code or which are so treated pursuant to regulations under Section 704(b) of the Code.

          (d) If the Partnership at any time distributes any of its assets "in-kind" to any Partner, the Capital Accounts of the Partners shall be adjusted to account for such Partners' allocable shares of Taxable Income or Loss that would have been realized by the Partnership had it sold the distributed assets at their respective fair market values immediately prior to their distributions.


                             ARTICLE 7. DISTRIBUTIONS

     All distributions other than liquidating distributions by the Partnership to the Partners shall be made pro rata in accordance with such Partners' Percentage Interests.

                   ARTICLE 8. TRANSFER OF PARTNERSHIP INTERESTS

     8.1 No Transfers. Except as required by the Credit Documents, no Partner may, directly or indirectly, sell, transfer, assign, dispose of, mortgage, hypothecate or otherwise dispose of, encumber or permit or suffer any encumbrance on all or any part of its interest in the Partnership to any Person or the Partnership, or withdraw from the Partnership, whether voluntarily or by operation of law, at a judicial sale or otherwise, except with the prior written consent of each other

Partner and the Collateral Agent (with the consent of the Required Banks (as defined in the Credit Agreement) or all of the Banks if required by
Section 12.12 of the Credit Agreement), and any attempt so to transfer such interest shall be void and no other Partner shall be required to recognize any equitable or any other claims to any interest in such Partnership interest on the part of the transferee thereof. As of the date hereof, all of Daboco's and DRI's interests in the Partnership have been pledged pursuant to the Partnership Pledge Agreement.

     8.2 Certain Successors. In the event of any exercise by the Collateral Agent of the remedies set forth in the Partnership Pledge Agreement in the manner and in accordance with the terms of the Partnership Pledge Agreement,
(i) the transferee (including without limitation, the Agent or any designee) of any interest in the Partnership shall, automatically upon execution of a copy of this Agreement, be a substituted partner, and no Partner shall have any right of approval or consent with respect to such admission, (ii) such transferee shall not be liable for any default under this agreement which occurred prior to its admission to the Partnership and
(iii) the Partners will execute and deliver any instrument reasonably requested by the transferee to affirm or implement set forth in this
Section 8.2.


                       ARTICLE 9. DISSOLUTION AND TERMINATION

     9.1  Dissolution; Withdrawal; Right to Continue.

          (a) The Partnership shall be dissolved and its business wound up upon the earliest to occur of the following events (each of which is referred to herein as an "Event of Dissolution"):

               (i)   The expiration of the Term provided in Section 2.4;

               (ii) upon the agreement of all the Partners to dissolve and liquidate the Partnership; or

               (iii) the sale or other disposition of all or substantially all of the Partnership's assets in a single transaction or series of transactions as a result of which the entire business of the Partnership has been transferred; provided, however, that the Redemptions as of the date of this Agreement shall not be deemed to be transactions covered by this
Section 9.1(iii).

          (b) The Partners hereby agree that the Partnership shall not be dissolved by virtue of the Withdrawals or any other withdrawal of any Partner unless the remaining the Partners, within 20 days of such event, elect not to continue the Partnership and to wind up its affairs in accordance with
Section 9.2; provided that, such 20-day period shall be deemed not to apply to the Withdrawals. The Partners agree further that, in the event of any withdrawal, no further action shall be necessary to continue the Partnership in its then current form and under its then current name.

          (c) If an Event of Dissolution occurs under subsection (a) above or the Partnership is deemed to be dissolved pursuant to any applicable provision of law or otherwise, the Partners hereby agree that simultaneously upon the occurrence of such event, the Partnership shall be deemed to be, and shall be reconstituted in its then current form and under its then current name and that no further action on the part of the Partners or the Partnership shall be necessary to effectuate the same. In any such event, the Partners agree that the security interest created by the Partnership Pledge Agreement shall continue in effect as to each reconstituted Partnership Interest and each Partner shall execute and deliver instruments reasonably requested by the Collateral Agent to confirm the continuing existence of such security interest subject to the provisions of the Partnership Pledge Agreement.

     9.2 Winding Up of Partnership's Business. Upon final liquidation of the Partnership or upon a Partner's withdrawal from the Partnership (after crediting all Taxable Income or Loss of the Partnership through such date to the Capital Accounts), if any Partner (or the withdrawing Partner, in the case of a withdrawal other than the Withdrawals) has a negative Capital Account balance, such Partner shall constitute the amount of such balance to the capital of the partnership which amounts shall be applied in accordance with this Section 9.2. Upon the occurrence of an Event of Dissolution, except as provided in Section 9.1(c) of this Agreement, the Partnership promptly shall proceed to sell the assets of the Partnership to the extent necessary to pay or provide for payment of the debts of the Partnership, the expenses of the liquidation and dissolution and the setting up of Reserves to pay contingent obligations of the Partnership. Any remaining proceeds shall be distributed or the remaining assets distributed in kind if the Partnership so elects, in accordance with each Partner's Capital Account balance (as determined above) to the extent thereof and, thereafter, in accordance with such Partners' Percentage Interests.

     9.3 Continuation of Indemnification. After the occurrence of an Event of Dissolution and until the Partnership is fully wound up and its business terminated as provided in Section 9.2 above, the provisions of Section 5.4 above shall remain operative according to their terms and in full force and effect regardless of the dissolution, winding up or termination of the Partnership.


                        ARTICLE 10. ACCOUNTING; TAX

     10.1 Book of Accounts. The Partners shall, on behalf of the Partnership, keep or cause to be kept, full and accurate records and books of account of all transactions of the Partnership. The Partnership books and records will be kept in accordance with generally accepted accounting principles, shall be maintained at such place as the Partnership may determine and shall be open to inspection by the Partners or their duly authorized representatives at all reasonable times during normal business hours.


     10.2 Tax Returns. The Partnership shall prepare and file, or cause to be prepared and filed, all appropriate Federal, state and local income or other tax returns for the partnership for each Fiscal Year.

     10.3 Information Required for Tax Returns. As soon as practicable after the end of each Fiscal Year, the Partnership shall cause to be delivered to each Partner such information as shall be required for the preparation by such Partner of its Federal, state and local income or other tax returns.


                              ARTICLE 11. GENERAL

     11.1 Amendments. This Agreement may not be amended without the unanimous written consent of the Partners and in accordance with the provisions of the Credit Documents. The effective date of an amendment to this Agreement shall be the date stated in the written consent of the Partners or, if no effective date is stated, the date on which the last of such required consents is given.

     11.2 Notices and Consents. Any notice or consent required or permitted to be given under this Agreement shall be in writing, signed by or on behalf of the person giving the notice and shall be deemed to have been given when delivered by personal delivery or five days after being mailed by certified mail, postage prepaid return receipt requested and addressed to the person or persons to whom such notice is to be given in accordance with Schedule A hereto.

     11.3 Binding Effects; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement shall inure to the benefit of Bankers Trust Company, as Agent on behalf of the Banks, as a third party beneficiary to the extent provided for herein.

     11.4 Modification; Waiver. No modification or waiver of this Agreement or any part hereof and no notice or consent required or permitted to be given pursuant to this Agreement shall be valid or effective unless made in writing in accordance with this Agreement and signed by the party or parties sought to be charged. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

     11.5 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.

     11.6 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     11.7 Headings. The section and other headings of this Agreement are for reference purposes only and shall not affect the meaning or interpretation hereof.

     11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when duly executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

     11.9 Grammatical Construction. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.

     11.10 Governing Law. This Agreement shall be governed by and construed both as to validity and enforceability in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely in the State of New York.

     IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the day and year first above written.



                                            DABOCO INC.

                                            By: /s/ Illegible
                                                --------------------
                                                President



                                            DUANE READE INC.

                                            By: /s/ Illegible
                                                --------------------
                                                President

                               SCHEDULE A
                               ----------



                                                NAME AND ADDRESS
                                                ---------------------



                                                Duane Reade Inc.
                                                49-29 30th Place
                                                Long Island City, NY 11101



                                                Daboco Inc.
                                                49-29 30th Place
                                                Long Island City, NY 11101

                                   AMENDMENT NO. 1

                          TO SECOND AMENDED AND RESTATED

                             AGREEMENT OF PARTNERSHIP

                                  OF DUANE READE




     Reference is made to the Second Amended and Restated Agreement of Partnership of Duane Reade, dated as of September 29, 1992 (the "Partnership Agreement"), by and between DABOCO, Inc., a New York corporation, and DUANE READ INC., a Delaware corporation (each, individually, a "Partner," and collectively, the "Partners").

     The Partnership Agreement is hereby amended as follows:

     1. The definition of "Credit Agreement" is hereby deleted in its entirety and replaced with the following:

     "Credit Agreement." The Credit Agreement, dated as of September 30, 1997, among Duane Reade, as Borrower, the Partners and Duane Read Holding Corp., a Delaware corporation, as Parent Guarantors and DLJ Capital Funding, Inc., as Syndication Agent, Fleet National Bank, as Administrative Agent, Credit Lyonnais New York Branch, as Documentation Agent, and the various lenders thereunder, as the same may be amended, modified, supplemented, restated or refinanced from time to time.

     2. The definition of "Credit Documents" is amended as follows:

     "Credit Documents." Credit Documents shall have the same meaning as "Loan Documents" in the Credit Agreement.

     3. The definition of "Partnership Pledge Agreement" is hereby deleted in its entirety and replaced with the following:

     "Partnership Pledge Agreement." The Partnership Security Agreement, dated September 30, 1997, by the Partners in favor of the Administrative Agent (as defined therein) for the benefit of each of the Secured Parties (as defined therein), as the same may be amended, modified, supplemented or restated from time to time.

     4. The definition of "Secured Creditors" is amended as follows:

     "Secured Creditors." Secured Creditors shall have the same meaning as "Secured Parties" in the Credit Agreement.

     5. Article 8 is deleted in its entirety and replaced with the following:

        ARTICLE 8. TRANSFER OF PARTNERSHIP INTERESTS

        8.1 No Transfers. Except as required by the Credit Documents, no Partner may, directly or indirectly, sell, transfer, assign, dispose of, mortgage, hypothecate or otherwise dispose of, encumber or permit or suffer any encumbrance on all or any part of its interest in the Partnership to any Person or the Partnership, or withdraw from the Partnership, whether voluntarily or by operation of law, at a judicial sale or otherwise, except with the prior written consent of each other Partner and the Administrative Agent (with the consent of the Required Lenders (as defined in the Credit Agreement) or all of the Lenders, if required by Section 11.1 of the Credit Agreement), and any attempt so to transfer such interest shall be void and no other Partner shall be required to recognize any equitable or any other claims to any interest in such Partnership interest on the part of the transferee thereof. As of the date hereof, all of Daboco's and DRI's interests in the Partnership have been pledged pursuant to the Partnership Pledge Agreement.

         8.2 Certain Successors. In the event of any exercise by the Administrative Agent of the remedies set forth in the Partnership Pledge Agreement in the manner and in accordance with the terms of the Partnership Pledge Agreement, (i) the transferee (including without limitation, the Administrative Agent or any designee thereof) of any interest in the Partnership shall, automatically upon execution of a copy of this Agreement, be a substituted partner, and no Partner shall have any right of approval or consent with respect to such admission, (ii) such transferee shall not be liable for any default under this agreement which occurred prior to its admission to the Partnership and (iii) the Partnership will execute and deliver any instrument reasonably requested by the transferee to affirm or implement set forth in this Section 8.2.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Partnership Agreement as of September 30, 1997.



                                      DABOCO INC.



                                       /s/ William J. Tennent
                                      ------------------------
                                      Name:  William J. Tennent
                                      Title: Chief Financial Officer



                                      DUANE READE INC.



                                       /s/ William J. Tennent
                                      ------------------------
                                      Name:  William J. Tennent
                                      Title: Chief Financial Officer